UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 3, 2008 (August 28, 2008)

Fortune Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9076	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road

Deerfield, IL 60015

(Address of Principal Executive Offices) (Zip Code)

(847) 484-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

On August 28, 2008, Beam Global Spirits & Wine, Inc. (“Beam Global”), a subsidiary of Fortune Brands, Inc. (“Fortune Brands”), entered into a Termination and Redemption Agreement (“Termination and Redemption Agreement”) with The Absolut Spirits Company, Incorporated (“ASCI”), a subsidiary of V&S Vin & Sprit AB (publ) (“V&S”), Jim Beam Brands Co. (“JBBCo.”), a subsidiary of Beam Global, and Future Brands LLC (“Future”). Future is owned 49% by ASCI and 51% by JBBCo. and Beam Global and was organized for the purpose of distributing V&S and Beam Global products in the United States. Fortune Brands and V&S also executed the Termination and Redemption Agreement for the limited purposes described below. On August 28, 2008, Beam Global also entered into a Purchase Agreement with V&S and ASCI.

As described below, the Agreements provide for the accelerated termination of the distribution by Future of V&S products in the United States, the redemption of ASCI’s shares in Future and the acquisition by Beam Global of the Cruzan Rum business and related intellectual property from ASCI and V&S.

Termination and Redemption Agreement

The Termination and Redemption Agreement provides for (i) the accelerated termination of the Distribution Services Agreement, dated February 1, 2002 (the “Distribution Agreement”), whereby ASCI is obligated to use Future exclusively for distribution services relating to its products (including the Absolut vodka brand) within the United States, (ii) the redemption of ASCI’s membership interests in Future, and (iii) the payment to JBBCo. of $230 million for its consent to the termination of the Distribution Agreement and the joint venture arrangements between ASCI and Future. The Distribution Agreement was originally scheduled to expire in February 2012.

The Termination and Redemption Agreement includes certain customary representations and warranties of the parties as well as covenants regarding the transition of the distribution of V&S products to other distribution arrangements following termination of the Distribution Agreement. The Termination and Redemption Agreement also provides for termination of other joint venture arrangements related to the Distribution Agreement as well as mutual releases relating to the distribution joint venture. V&S and Fortune Brands have entered into the Termination and Redemption Agreement solely for the purpose of agreeing to the termination of these related arrangements and providing releases.

The closing of the Termination and Redemption Agreement is expected to take place on September 30, 2008.

Purchase Agreement

The Purchase Agreement provides for the acquisition by Beam Global of the Cruzan Rum brand and sets forth the terms of (i) Beam Global’s acquisition from ASCI of all of the outstanding shares (the “Shares”) of Cruzan Viril, Ltd., a U.S. Virgin Islands corporation (“Cruzan Viril”), and certain liabilities related to Cruzan Viril’s business, and (ii) Beam Global’s acquisition from V&S of the intellectual property related to the Cruzan Rum brand.

Pursuant to the Purchase Agreement, Beam Global will pay $100 million to V&S and ASCI on the closing date in exchange for the Shares and certain contracts, inventory and intellectual property related to the Cruzan Rum business to be assigned to Beam Global. The transaction is structured on a cash-free, debt-free basis.

The Purchase Agreement provides that liabilities of ASCI, V&S and their affiliates relating to their ownership or operation of the Cruzan Viril business prior to the closing will be assumed by Beam Global. However, V&S and ASCI have agreed to retain, and to indemnify Beam Global for, all liabilities and obligations relating to income taxes of Cruzan Viril and its subsidiaries for all pre-closing tax periods and the portion of any straddle period ending on the closing date and all liabilities and obligations relating to taxes (other than excise taxes) of affiliates of Cruzan Viril and its subsidiaries (other than Cruzan Viril and its subsidiaries). Beam Global has agreed to indemnify V&S, ASCI and their affiliates for liabilities to be assumed by Beam Global.

The Purchase Agreement contains certain customary representations, warranties and covenants of each of the parties, including, among others, a covenant by ASCI and V&S to cause the business of Cruzan Viril to be managed and operated in the ordinary course until the closing date. The Purchase Agreement provides that the parties shall discuss and cooperate with each other in respect of the transition of the distribution of Cruzan Rum brand products.

The closing of the Purchase Agreement is subject to customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure set forth in Item 1.01 above is hereby incorporated herein by reference.

Item 8.01.	Other Events.

On August 28, 2008, Fortune Brands issued a press release announcing the execution of the Termination and Redemption Agreement and the Purchase Agreement (each as described in Item 1.01 above). A copy of the press release is included herein as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Fortune Brands dated August 28, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS, INC.
(Registrant)

By:	/s/ Mark A. Roche
Name:	Mark A. Roche
Title:	Senior Vice President, General Counsel and Secretary

Date: September 3, 2008

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Fortune Brands dated August 28, 2008.